Exhibit 10.7

THIS AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT (this “Agreement) is made the 26th day of December, 2023 between AMG Comvest Senior Lending Fund, a Delaware statutory trust (the “Fund”), Comvest Credit Managers, LLC, a Delaware limited liability company (the “Management Company”), and AMG Funds LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is a diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Management Company is the Fund’s investment adviser pursuant to that certain investment advisory agreement between the Fund and the Management Company dated October 23, 2023 (the “Investment Management Agreement”);

WHEREAS, the Administrator is the Fund’s administrator pursuant to that certain administration agreement between the Fund and the Administrator dated October 23, 2023 (the “Administration Agreement”);

WHEREAS, the Fund, the Management Company and the Administrator previously entered into an Expense Limitation and Reimbursement Agreement dated as of October 23, 2023 (the “Original Agreement”); and

WHEREAS, the Fund, the Management Company, and the Administrator desire to amend and restate the Original Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Fund, the Management Company and the Administrator hereby agree as follows:

1.
Expense Limitation. From the period beginning October 1, 2023 through October 23, 2025 (the “Limitation Period”), subject to the terms hereof, the Management Company and the Administrator agree that each will pay, absorb or reimburse the Fund’s aggregate Operating Expenses (as defined below) on the Fund’s behalf (x) above 1.25% of the value of the Fund’s quarterly net assets as of the beginning of the first calendar day of the applicable quarter adjusted for any share issuances or repurchases during the applicable quarter during the period of time that the Fund operates as a privately offered, non-traded BDC and (y) above 1.25% of the value of the Fund’s monthly net assets as of the beginning of the first calendar day of the applicable month adjusted for any share issuances or repurchases during the applicable month during the period of time that the Fund operates as a publicly-offered, non-traded BDC (each such payment, absorption or reimbursement, a “Required Expense Payment”).

“Operating Expenses” means all of the Fund’s operating costs and expenses incurred, including but not limited to, organization and offering costs and legal, administration, accounting, printing, mailing, subscription processing and filing fees and expenses, as determined in accordance with generally accepted accounting principles for investment companies. Operating Expenses shall not include any fees payable to the Management Company by the Fund under the Investment Management Agreement, interest expenses and other financing costs, portfolio transaction and other investment-related costs, shareholder servicing and/or distribution fees, taxes, and any other extraordinary expenses not incurred in the ordinary course of the Fund’s business (including, without limitation, litigation expenses).

The Management Company and the Administrator may elect to pay certain additional expenses of the Fund on the Fund’s behalf (each such payment, a “Voluntary Expense Payment” and together with a

Required Expense Payment, the “Expense Payments”). In making a Voluntary Expense Payment, the Management Company and the Administrator will designate, as they deem necessary or advisable, what type of expense is being paid (including, whether it is an Operating Expense); provided that no portion of a Voluntary Expense Payment will be used to pay any interest expense or distribution and/or shareholder servicing fees of the Fund.

Any Expense Payment that the Management Company and the Administrator have committed to pay must be paid by the Management Company and the Administrator to the Fund in any combination of cash or other immediately available funds no later than forty-five (45) days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Management Company and the Administrator. If the Management Company and the Administrator elect to pay certain of the Fund’s expenses, the Management Company and the Administrator will be entitled to reimbursement of such expenses from the Fund in accordance with Section 3 hereof.

Any Expense Payment shall be shared 50/50 between the Management Company and the Administrator.

2.
Term. This Agreement will remain in effect throughout the Limitation Period (including any extensions thereof), unless terminated by the Fund’s Board of Trustees upon at least thirty (30) days written notice to the Management Company and the Administrator.

This Agreement may be renewed by the mutual agreement of the Management Company, the Administrator and the Fund for successive terms of one year. Unless so renewed, this Agreement will terminate automatically at the end of the Limitation Period. This Agreement will also terminate automatically upon the termination of the Management Agreement, unless a new investment advisory agreement with the Management Company (or with an affiliate under common control with the Management Company) becomes effective upon such termination.

3.
Reimbursement Payments.
a.
In consideration of the Management Company’s and Administrator’s agreement as provided herein, the Fund agrees to carry forward the amount of any Expense Payment for a period not to exceed three years from the end of the month in which such Expense Payment was paid or reimbursed by the Management Company and the Administrator, and to reimburse the Management Company and Administrator on a 50/50 basis in the amount of such Expense Payment as promptly as possible, on a monthly basis in accordance with the terms hereof, even if such reimbursement occurs after the termination of the Limitation Period (each such payment, a “Reimbursement Payment”).
b.
In respect of a Required Expense Payment, no Reimbursement Payment for any quarter shall be made if and to the extent that the Fund’s Operating Expense Ratio (as defined below) (including the amount of the Reimbursement Payment) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Required Expense Payment was made.
c.
In respect of a Voluntary Expense Payment, no Reimbursement Payment for any quarter shall be made if and to the extent that: (1) the Effective Rate of Distributions Per Share (as defined below) declared by the Fund at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Voluntary Payment was made to which such Reimbursement Payment relates or (2) the Fund’s Operating Expense Ratio at the time of such Reimbursement Payment (including the amount of the

Reimbursement Payment) is greater than the Operating Expense Ratio at the time the Voluntary Payment was made. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365-day year) of regular cash distributions per share exclusive of returns of capital and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by (x) dividing Operating Expenses, less base management and incentive fees owed to the Management Company pursuant to the Investment Management Agreement, administration fees owed to the Administrator pursuant to the Administration Agreement, shareholder servicing and/or distribution fees, and interest expense, by (y) the Fund’s net assets.
d.
The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar quarter, except to the extent the Management Company and the Administrator have waived their right to receive such payment for the applicable quarter. The Reimbursement Payment for any calendar quarter will be paid by the Fund to the Management Company and the Administrator in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than 45 days after the end of such calendar quarter.
e.
All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Management Company and the Administrator to the Fund within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.
4.
Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.
5.
Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.
6.
Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.
7.
Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

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Comvest Credit Managers, LLC

By: /s/ Cecilio M. Rodriguez
Name: Cecilio M. Rodriguez
Title: CFO

AMG FUNDS LLC

By: /s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Managing Director

Accepted and Agreed:

AMG Comvest Senior Lending Fund

By: /s/ Cecilio M. Rodriguez
Name: Cecilio M. Rodriguez
Title: CFO

[Signature Page to Amended and Restated Expense Limitation and Reimbursement Agreement]